Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of March 24, 2008, (the “Effective Date”), between Applied Digital Solutions, Inc. (the “Employer”) and Mr. Parke H. Hess, Jr., an individual (the “Employee”).
Agreement
In consideration of the mutual promises, covenants and agreements set forth below, and intending to be legally bound hereby, it is hereby agreed as follows:
1. Definitions. Capitalized terms shall have the meanings defined in this Agreement or on Exhibits A and B attached hereto unless the context otherwise requires. Exhibits A and B are incorporated herein by this reference.
2. Employment Term and Duties.
2.1 Employment Term. The Employer employs the Employee, and the Employee accepts employment by the Employer, on the terms and conditions set forth in this Agreement and for the period of time set forth in Exhibit B (the “Employment Period”), which Employment Period shall be the term of this Agreement.
2.2 Duties.
(a) The Employee will serve in the position set forth on Exhibit B. The Employee will devote his/her full business time, attention, skill, and energy exclusively to the business of the Employer, will use his/her best efforts to promote the success of the Employer’s business.
(b) The Employee may engage in the following activities during the Employment Period so long as such activities do not interfere or conflict with Employee’s duties to Employer as set forth in Section 2.2(a) above: (i) serve on corporate, civic, religious, educational, and/or charitable boards or committees; (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions without receiving any compensation other than reimbursement of expenses, nominal stipends, or similar forms of compensation; and (iii) manage his/her personal investments, provided that such investments do not conflict with the Employee’s duties and responsibilities under this Agreement. If the Employee is appointed or elected an officer or director of the Employer or any Affiliate, the Employee will fulfill his/her duties as such officer or director without additional compensation. Upon termination of this Agreement for any reason, the Employee automatically resigns as of such date as an officer and director of the Employer and each Affiliate of which he/she is an officer or director, if any.
(c) The Employee will report to the function indicated in Exhibit B.

2.3 Location. The Employee’s primary place of employment hereunder shall be as set forth in Exhibit B.
3. Compensation and Benefits. The compensation and benefits payable and provided to the Employee under this Agreement shall constitute the full consideration to be paid to the Employee for all services to be rendered by the Employee to the Employer and its Affiliates in all capacities.
3.1 Base Salary. During the first year of this Agreement, the Employee will be paid an annual salary as set forth in Exhibit B (“Base Salary”), payable in periodic installments according to the Employer’s customary payroll practices. In subsequent years, Base Salary may be increased taking into account Employee’s performance, company operating results, and industry practices.
3.2 Annual Bonus. During the term of this Agreement, the Employee shall be eligible to participate in an annual bonus plan. The bonus plan and any amounts payable thereunder may take into consideration personal performance and contribution, operational and financial results, and other achievements attributable to Employee’s accomplishments (“Bonus”). The bonus plan applicable to Employee under this Agreement is as described in Exhibit B.
3.3 Signing Bonus. Employee shall be paid a one-time Signing Bonus as set forth in Exhibit B (“Signing Bonus”) payable as set forth in Exhibit B.
3.4 Business Expenses. In accordance with the rules and policies that the Employer may establish from time to time, the Employer shall reimburse the Employee for business expenses reasonably incurred by him/her in the performance of his/her duties hereunder in accordance with the Employer’s documentation guidelines as may be in effect from time to time, provided that in no event will such reimbursement be made later than the calendar year following the calendar year in which the expenses are incurred.
3.5 Vacation. The Employee shall be entitled to the vacation period per calendar year as set forth on Exhibit B (prorated for less than a full year). Unused vacation time not to exceed an aggregate of Two (2) weeks for all prior years may be accumulated or carried over from year to year. The Employee shall not be entitled to any compensation for unused vacation time except as provided in Section 4.
3.6 Office and Support Staff. During the Employment Period, the Employee shall be entitled to an office, furnishings, other appointments, and secretarial or other assistants as Employer shall determine are reasonably necessary to perform the Employee’s duties and obligations as set forth herein and comparable to other similarly situated employees of the Employer and its Affiliates.
3.7 Other. Additional compensation and benefits to be paid by Employer to the Employee are set forth on Exhibit B.

4. Termination.
4.1 Death; Disability. This Agreement will terminate automatically upon the death or Disability of the Employee.
4.2 Termination Notice. Any termination of the Employee’s employment other than a termination pursuant to Section 4.1 hereof shall be by written notice to the other party, indicating the specific termination provision in this Agreement relied upon, if any, and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of the Employee’s employment under the provision so indicated. The date of the Employee’s termination of employment shall be specified in such notice; provided, however, that such date may not be earlier than any applicable cure periods as set forth herein and, if a termination is being effected by the Employee for any reason, such date shall in any event not be less than thirty (30) days from the date the written notice is given to the Employer (the “Required Notice”), during which period Employee shall continue to perform in accordance with this Agreement unless such performance or notice period is waived by the Employer by written notice to the Employee. Failure to provide the Required Notice or to perform in accordance with in this Agreement during this period shall be deemed a material breach of this Agreement by the Employee.
4.3 Termination Pay. Upon termination of the Employee’s employment, the Employer will be obligated to pay or provide the Employee or the Employee’s estate, as the case may be, only such compensation and Benefits as are provided in this Section 4.3.
(a) Termination by the Employer for Cause; Resignation of the Employee without Good Reason or Required Notice. If (i) the Employer terminates the Employee’s employment for Cause; (ii) the Employee terminates his/her employment for any reason other than Good Reason; or (iii) the Employee terminates his/her employment for any reason without the Required Notice, then: the Employee shall be entitled to receive the Accrued Obligations from the Employer, payable to Employee within thirty (30) Business Days after the date of termination. Except as specifically provided herein, the Employee shall not be entitled to any other payments or Benefits pursuant to this Agreement.
(b) Termination due to Disability or upon Death. If the Employee’s employment is terminated due to Disability or upon the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to receive from the Employer the sum of the Accrued Obligations, payable to Employee or Employee’s legal representative within thirty (30) Business Days after the date of termination, as more specifically described in Exhibit B.
(c) Termination by the Employee due to Good Reason or after a Change of Control or by the Employer without Cause. If after the first annual anniversary of this Agreement, a Change of Control occurs, and the Employee’s employment is terminated by the Employer without Cause or by the Employee for Good Reason, in either case within six months immediately following a Change of Control, the Employee shall be entitled to receive from the Employer the Termination Payment. If at any time during the term of this Agreement the Employee’s employment is terminated by the Employer without Cause, the Employee shall be entitled to receive from the Employer a severance payment as set forth on Exhibit B (“Severance”).

4.4 Payment. Any termination or severance payment to Employee pursuant to Section 4.3 shall be payable by Employer in accordance with its usual payroll practices, less standard deductions and withholdings, all as if Employee remained active on Employer’s payroll, except for any amounts representing bonus payments (which shall be payable over the same period), which payment shall be payable to Employee in cash or stock at Employer’s discretion, subject to receipt of the release and waiver required by Section 4.5 and to the provisions of Section 4.6.
4.5 Release and Waiver. Notwithstanding anything in Section 4.3 to the contrary, the Employee shall not be entitled to any payment or Benefit pursuant to Section 4.3, except for Accrued Obligations as required by law, unless the Employee has delivered to the Employer a general release, signed and in a form reasonably acceptable to the Employer, that releases the Employer and its Affiliates, and all their respective officers, directors, employees, and agents from any and all claims of any kind that the Employee may have arising out of the Employee’s relationship with the Employer or any of its Affiliates or the termination of employment, but excluding any claims arising under this Agreement, and such release has become irrevocable by no later than the date which is 60 days following the date of termination.
(a) 4.6 Six-Month Waiting Period for Distributions Upon Separation From Service. To the extent required by Section 409A of the Internal Revenue Code of 1986 (as amended) (the “Code”), amounts that would otherwise be payable under this Section 4 during the six-month period immediately following the Employee’s termination, shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the applicable Federal short-term rate (as defined in Section 1274(d) of the Code) for the month in which such date of termination occurs from the respective dates on which such amounts would otherwise have been paid until the actual date of payment. In no event will any severance payments be made hereunder, unless the relevant termination of employment constitutes “separation from service” under Section 409A.
5. Non-Competition and Non-Interference.
5.1 Acknowledgements. The Employee acknowledges that (a) the services to be performed by him/her under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character and (b) the provisions of this Section 5 are reasonable and necessary to protect the Confidential Information, goodwill, and other business interests of the Employer and its Affiliates.
5.2 Covenants of the Employee. The Employee covenants that he/she will not, directly or indirectly, and except as specifically provided on Exhibit B of this Agreement:

(a) during the Non-Compete Period, without the express prior written consent of the Board of Directors, as owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor, or trustee of any corporation, partnership, proprietorship, joint venture, association, or any other entity of any nature, engage, directly or indirectly, in the Business in any state in the United States or in any country in which the Employer or any of its Affiliates is conducting Business activities or has conducted Business activities in the twelve (12) months prior to termination, provided however, that the Employee may purchase or otherwise acquire for passive investment up to three percent (3%) of any class of securities of any such enterprise under Section 12(g) of the Securities Exchange Act of 1934;
(b) whether for the Employee’s own account or for the account of any other person at any time during his/her employment with the Employer or its Affiliates (except for the account of the Employer and its Affiliates) and the Non-Compete Period, solicit from any person or entity that is a customer of the Employer Business of the same or similar type being carried on by the Employer or its Affiliates, whether or not the Employee had personal contact with such person or entity during the Employee’s employment with the Employer;
(c) whether for the Employee’s own account or the account of any other person and at any time during his/her employment with the Employer or its Affiliates and the Non-Compete Period, (i) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Employer or an Affiliate, or in any manner induce, or attempt to induce, any employee of the Employer or its Affiliates to terminate his/her employment with the Employer or its Affiliate; or (ii) interfere with the Employer’s or its Affiliate’s relationship with any person or entity that, at any time during the Employment Period, was an employee, contractor, supplier, or customer of the Employer or its Affiliate, provided however, that nothing herein shall prevent the Employee from offering employment to, or employing or otherwise engaging, any person who responds to an advertisement directed to the general public, or some segment thereof, and not specifically to such person; or
(d) at any time after the termination of his/her employment, disparage the Employer or its Affiliates or any shareholders, directors, officers, employees, or agents of the Employer or any of its Affiliates, so long as the Employer does not disparage the Employee; provided, however, that notwithstanding the foregoing, paragraphs (a) and (b) of this Section 5.2 shall not apply if the Employee’s employment is terminated pursuant to Section 4.3(c) hereof. If any covenant in this Section 5.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee. The Employee hereby agrees that this covenant is a material and substantial part of this Agreement and that: (i) the geographic limitations are reasonable; (ii) the term of the covenant is reasonable; and (iii) the covenant is not made for the purpose of limiting competition per se and is reasonably related to a protectable business interest of the Employer. The period of time applicable to any covenant in this Section 5.2 will be extended by the duration of any violation by the Employee of such covenant.

6. Non-Disclosure Covenant
6.1 Acknowledgments by the Employee. The Employee acknowledges that (a) the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information would have an adverse effect on the Employer and its Affiliates and its business; and (c) the provisions of this Section 6 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.
6.2 Covenants of the Employee. The Employee covenants as follows:
(a) Confidentiality. During and after his/her employment with the Employer and its Affiliates, the Employee will hold in confidence the Confidential Information and will not disclose such Confidential Information to any person other than in connection with the performance of his/her duties and obligations hereunder, except with the specific prior written consent of the Board of Directors; provided, however, that the parties agree that this Agreement does not prohibit the disclosure of Confidential Information where applicable law requires in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction. In the event that the Employee is requested or becomes legally compelled under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body to disclose Confidential Information, the Employee agrees that he/she will (i) immediately provide the Employer with written notice of the existence, terms, and circumstances, surrounding such request(s) so that the Employer may seek an appropriate protective order or other appropriate remedy, (ii) cooperate with the Employer in its efforts to decline, resist, or narrow such requests, and (iii) if disclosure of such Confidential Information is required in the opinion of counsel, exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed information.
(b) Trade Secrets. Any and all trade secrets of the Employer and its Affiliates will be entitled to all the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. If any information that the Employer or any of its Affiliates deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for the purposes of this Agreement, so long as it otherwise meets the definition of Confidential Information. The Employee hereby waives any requirement that the Employer or any of its Affiliates submit proof of the economic value of any trade secret or post a bond or other security.
(c) Removal. The Employee will not remove from the premises of the Employer or any of its Affiliates (except to the extent such removal is for purposes of the performance of the Employee’s duties at home or while traveling, or except otherwise specifically authorized by the Employer or the applicable Affiliate) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form belonging to the Employer or any of its Affiliates or used in the business of the Employer or of any of its Affiliates (collectively, the “Proprietary Items”). All of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer or its applicable Affiliate. Upon termination of his/her employment, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items and Confidential Information in the Employee’s possession or subject to the Employee’s control, and the Employee shall not retain any copies, abstracts, sketches, or other physical embodiments in electronic form or otherwise, of any such Proprietary Items or Confidential Information.

(d) Development of Intellectual Property. Any and all writings, inventions, improvements, plans, designs, architectural work papers, drawings, processes, procedures, and/or techniques (“Intellectual Property”) which the Employee (i) made, conceived, discovered, or developed, either solely or jointly with any other person or persons, at any time when the Employee was an employee of the Employer or any of its Affiliates whether pursuant to this Agreement or otherwise, whether or not during working hours, and whether or not at the request or upon the suggestion of the Employer or any of its Affiliates, which relate to or were useful in connection with any business now or hereafter carried on or contemplated by the Employer or any of its Affiliates, including developments or expansions of its fields of operations, or (ii) may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time when the Employee is an employee of the Employer or its Affiliates, whether or not during working hours and whether or not at the request or upon the suggestion of the Employer or any of its Affiliates, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Employer or any of its Affiliates, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Employer and its Affiliates. The Employee shall make full disclosure to the Employer of all such Intellectual Property and shall do everything necessary or desirable to vest the absolute title thereto in the Employer. The Employee shall write and prepare all specifications and procedures regarding such Intellectual Property and otherwise aid and assist the Employer so that the Employer can prepare and present applications for copyright, patent, or trademark protection therefor and can secure such copyright, patent, or trademark wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyrights, patents, or trademarks so that the Employer or its designated Affiliate shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright, patent, or trademark protection. The Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such Intellectual Property.
7. General Provisions of Sections 5 and 6.
7.1 Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Employer and its Affiliates as a result of a breach of the provisions of Sections 5 and 6 of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach may be an inadequate remedy. Consequently, the Employer will have the right, in addition to all other rights, to seek injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement. The Employee further agrees to and hereby does submit to in personam jurisdiction before each and every court for that purpose. Without limiting the rights of the Employer or of any of its Affiliates under this Section 7 or any other remedies available to the Employer or its Affiliates, if the Employee breaches any other provisions of Sections 5 and 6 and such breach is proven in a court of competent jurisdiction, the Employer will have the right to cease making any payments or providing Benefits otherwise due to the Employee under this Agreement.

7.2 Covenants of Sections 5 and 6 are Essential and Independent Covenants. The covenants of the Employee in Sections 5 and 6 hereof are essential elements of this Agreement, and without the Employee’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer and its Affiliates. In addition, the Employee’s covenants in Sections 5 and 6 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee’s breach of any covenant in Sections 5 or 6. Notwithstanding anything in the Agreement to the contrary, the covenants and agreements of the Employee in Sections 5 and 6 shall survive the termination of the Agreement, except as provided below.
8. General Provisions.
8.1 Indemnification. The Employer shall indemnify and hold harmless the Employee to the fullest extent permitted by applicable law against all costs (including reasonable attorneys’ fees and costs), judgments, penalties, fines, amounts paid in settlements, interest, and all other liabilities incurred or paid by the Employee in connection with the investigation, defense, prosecution, settlement, or appeal of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and to which the Employee was or is a party or is threatened to be made a party by reason of the fact that the Employee is or was an officer, employee, director or agent of the Employer or its Affiliates, including any property owner or condominium association that the Employee has been asked to serve on by the Employer, or by reason of anything done or not done by the Employee in any such capacity or capacities, provided that the Employee acted in good faith and in a manner the Employee reasonably believed to be in or not opposed to the best interests of the Employer or any of its Affiliates, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful. The Employer also shall pay any and all expenses (including reasonable attorney’s fees) incurred by the Employee as a result of the Employee being called as a witness in connection with any matter involving the Employer and/or any of its officers or directors. Nothing herein shall limit or reduce any rights of indemnification to which the Employee might be entitled under the organizational documents of the Employer or as allowed by applicable law.
8.2 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right or privilege under this Agreement will operate as a waiver of such right or privilege, and no single or partial exercise of any such right or privilege will preclude any other or further exercise of any right or privilege. To the maximum extent permitted by applicable law, any claim or right arising out of this Agreement may only be discharged by a waiver or renunciation of the claim or right in writing signed by the other party.

8.3 Successors.
(a) This Agreement is personal to the Employee and shall not be assignable by the Employee, other than economic rights that may be assigned by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns. Any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Employer shall perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. The Employer agrees to fully disclose this Agreement and its binding effect to any successor or potential successor and will require any successor to expressly acknowledge its assumption of this Agreement and such successor’s obligation to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.
(c) As used in this Agreement, “Employer” shall mean the Employer as defined above and any successor to its business and/or assets by operation of law or otherwise.
8.4 Notices. All notices, consents, waivers and other communication required under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of delivery), provided that a copy is mailed by certified mail, return receipt requested, the same day or the next Business Day, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):
If to the Employer:
Applied Digital Solutions, Inc., Digital Angel
Attention: President & CEO
Corporate Headquarters
1690 South Congress Avenue, Suite 201
Delray Beach, FL 33445
Facsimile: 561-276-0977
C.C. General Counsel (as same address above)
If to the Employee:
Parke Hess

8.5 Entire Agreement; Supersedure. This Agreement, together with the Exhibits attached hereto, contains the entire agreement between the parties with respect to the subject matter hereof, and expressly terminates, rescinds, replaces, and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties with respect to the subject matter hereof.
8.6 Governing Law; Submission to Jurisdiction; Mediation.
(a) THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURT, FOR THE PURPOSES OF ANY PROCEEDINGS ARISING OUT OF THIS AGREEMENT, AND HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY AND AGREES THAT ANY PROCEEDING SHALL INSTEAD BE DECIDED BY A JUDGE SITTING WITHOUT A JURY.
(b) Prior to commencement of any legal proceeding or at any time after commencement of any legal proceeding, Employee agrees that, upon request of Employer, and at the expense of the Employer, any dispute between Employee and Employer shall be presented for non-binding mediation by a third party mediator. In the event that Employee fails to comply with his/her obligation to participate in mediation as required herein, such failure shall constitute a breach of this Agreement by Employee entitling Employer to damages.
8.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, unless the absence of such invalid or unenforceable provision materially alters the rights or obligations of either party hereto. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, unless the absence of such invalid or unenforceable portion of such provision materially alters the rights or obligations of either party hereto.
8.8 Tax Withholding and Reporting. The Employer shall withhold from all payments hereunder all applicable taxes that it is required to withhold with respect to payments and Benefits provided under this Agreement and shall report all such payments and withholdings to the appropriate taxing authorities as required by applicable law. Employer will review all tax withholding payments and reporting procedures with Employee before any withholding and reporting activities are performed by Employer.
8.9 Amendments and Waivers. This Agreement may not be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Employee and subject to authorization of the Board of Directors. Any waiver by either party hereto shall be specific to the event and shall not be deemed a waiver of any other event.

8.10 Survival. The provision of provisions of Sections 4, 5, 6, 7, and 8 shall survive the termination of this Agreement.
8.11 Counterparts. This Agreement may be executed in any number of counterparts, by original or facsimile signatures, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective for all purposes as of the Effective Date.

Applied Digital Solutions, Inc.		Parke Hess

By:	/s/ Joseph J. Grillo	/s/ Parke H. Hess, Jr.

Its:	President and Chief Executive Officer

Date:		Date: March 20, 2008

Exhibit A
Definitions
“Accrued Obligations” means, at the relevant date, the sum of the following: (i) the Employee’s earned or accrued, but unpaid, Base Salary through the date of termination of the Employee’s employment; (ii) any Bonus earned or accrued and vested, but unpaid; (iii) the economic value of any of the Employee’s accrued, but unused, vacation time; and (iv) any unreimbursed business expenses incurred by the Employee.
“Affiliate” means a person or entity who or which, (i) with respect to an entity, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity; or (ii) with respect to the Employee, is a parent, spouse, or issue of the Employee, including persons in an adopted or step relationship.
“Board of Directors” means the board of directors of Applied Digital Solutions, Inc.
“Business” means the business in which Applied Digital Solutions, Inc. or any of its subsidiaries is engaged in at any time during the term of this Agreement.
“Business Day” shall mean any day other than a Saturday, Sunday or bank holiday recognized at the Employer’s corporate headquarters.
“Cause” means:
(a) an act of fraud, misappropriation, or personal dishonesty taken by the Employee at the expense of the Employer or an Affiliate, including, but not limited to, the willful engaging by the Employee in illegal conduct or gross misconduct, which act in any such case is or reasonably could be injurious to the Employer;
(b) the material violation by the Employee of a material obligation of the Employee under this Agreement, including but not limited to, the willful or continued failure of the Employee to perform substantially the Employee’s duties with the Employer or its Affiliates (other than such failure resulting from Disability) which violation or failure is not remedied within ten (10) Business Days after receipt of written notice or demand for substantial performance or corrective action is delivered to the Employee by Employer which identifies the manner in which Employer believes that the Employee has not substantially performed the Employee’s duties or has violated an obligation under this Agreement;
(c) the conviction, or plea of nolo contendere, of the Employee for any felony or any misdemeanor involving moral turpitude;
(d) a material violation of any express direction of the Board of Directors or a material violation of any rule, regulation, policy or plan established or approved by the Board of Directors from time to time regarding the conduct of the Employer’s employees and/or its business which, in any such case, is or reasonably could be injurious to the Employer; or

(e) failure of the Employee to provide the Required Notice to Employer and to substantially comply with all requirements of Section 4.2 of this Agreement.
“Change of Control” means any bona fide, third-party change of control as follows:
(a)	any person or entity (or persons or entities acting as a group) other than one of its Affiliates acquires stock of Employer that, together with stock then held by such person, entity or group, results in such person, entity or group holding more than fifty percent (50%) of the total combined voting power of all classes of the then issued and outstanding securities of the Employer; or

(b)	the sale of all or substantially all of the properties and assets of the Employer to any person or entity which is not a subsidiary, parent or Affiliate of the Employer.
“Confidential Information” means any and all intellectual property of the Employer (or any of its Affiliates), including but not limited to:
(a) trade secrets concerning the business and affairs of the Employer (or any of its Affiliates), product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret under federal, state or other applicable law; and
(b) information concerning the business and affairs of the Employer (or any of its Affiliates) (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer (or any of its Affiliates) containing or based, in whole or in part, on any information included in the foregoing.
Notwithstanding the foregoing, Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or general public other than by the improper disclosure, directly or indirectly, by the Employee or an Affiliate of the Employee.

“Disability” means the inability of the Employee, due to the injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Employer as contemplated by Section 2.2 herein, such Disability to be determined by the Board of Directors upon receipt and in reliance on competent medical advice from one or more individuals, selected by the Board of Directors, who are qualified to give such professional medical advice. The Employee must submit to a reasonable number of examinations by the medical doctor making the determination of Disability, and the Employee hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Employee is not legally competent, the Employee’s legal guardian or duly authorized attorney-in-fact will act in the Employee’s stead for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure required hereunder.
It is expressly understood that the Disability of the Employee for a period of one hundred twenty (120) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his/her Disability will exist for more than such a period of time, shall not constitute a failure by him/her to perform his/her duties hereunder and shall not be deemed a breach or default and the Employee shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.
“Employment Period” means the term of the Employee’s employment under this Agreement.
“Fiscal Year” means the fiscal year of Employer.
“Good Reason” means:
(a) that without the Employee’s prior written consent and in the absence of Cause, one or more of the following events occurs:
(i) any material and adverse change in the Employee’s authority, duties, or responsibilities as set forth in Section 2, including loss of the position and/or title provided for in this Agreement of the Employer or no longer reporting directly to the function indicated in Exhibit B;
(ii) failure by the Employer to comply with and satisfy Section 8.3(b) of this Agreement; or
(iii) the material violation by the Employer of a material obligation of the Employer under this Agreement, which violation or failure is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice or demand for substantial performance or corrective action is delivered to the Employer by the Employee, delivered as required by this Agreement, which specifically identifies the manner in which Employee believes that the Employer has not substantially performed the Employer’s duties or violated an obligation under this Agreement; and

(b) within sixty (60) Business Days of learning of the occurrence of any such event, and in the absence of any circumstances that constitutes Cause, the Employee terminates employment with the Employer by written notice to the Employer in the manner required by this Agreement; the date of termination set forth in such notice shall not be less than thirty (30) days from the date notice is given to Employer as required by Section 4.2 of this Agreement.
“Non-Compete Period” means the period beginning on the Effective Date and ending as set forth in Exhibit B.
“Termination Payment” shall mean a severance payment as defined in Exhibit B.

Exhibit B
Employment Agreement Terms
1.	Employment Period. The Employment Period referenced in Section 2.1 of the Agreement shall not be for a fixed period of time and can be terminated in accordance with the provisions of Section 4.
2.	Position. The Employee will serve as Chief Operating Officer of Applied Digital Solutions, Inc. and will report to the President & CEO of Applied Digital Solutions, Inc. or its successors. In this capacity, Employee will have such duties and responsibilities as are reasonably consistent with such position.
3.	Location. The Employee will operate from various locations and offices of Employer as necessary and as assigned. Employer acknowledges that Employee will also work from time to time from his home office in Colorado. Employee shall travel to other locations as necessary to perform his/her obligations and duties to the Employer. Usual and customary expenses of travel shall be borne by Employer.
4.	Base Salary. Employee will be paid an annual salary of $200,000, which Base Salary will be reviewed annually during the Employment Period as set forth in Section 3.1 of the Agreement.
•	Employee will receive approximately 100% of the prorated 2008 salary in a lump sum on the first day of his employment, of which the net pay will be in the form of Company stock, the value of such stock being determined by the closing market price of the stock as quoted on Nasdaq as of the trading day immediately preceding the first day of employment.
•	The lump sum payment will be calculated by reducing the pro-rated gross salary by an estimated amount to cover required taxes and withholdings, Employee insurance payments (if any), 401K contributions (if any), and other benefit programs that Employee informs Employer that he will participate in.
•	The gross lump sum payment will be increased by a 30% premium for Employee accepting stock and a compounded 12% premium for holding such stock for at least 12 months. The aforementioned premiums shall be included within the lump sum payment on the Employee’s first day of employment, also calculated as set forth above.
•	Employee agrees to repay Employer all amounts not earned in case of any type of separation from Employer. The repayment will be calculated by Employer and will be based on all lump sum or prepayment amounts minus the amount earned as normal unadjusted Base Salary during the time worked.
5.	Signing Bonus. Employee will be paid a one-time Signing Bonus in the amount of $50,000, payable upon the first day of employment.
•	Employee will receive 100% of the net pay associated with this Signing Bonus in the form of company stock, the value of such stock being determined by the closing market price of the stock as quoted on Nasdaq as of the trading day immediately preceding the first day of employment.

•	The gross lump sum payment will be increased by a 30% premium for Employee accepting stock and a compounded 12% for holding such stock for at least 12 months. The aforementioned premiums shall be included within the lump sum payment on the Employee’s first day of employment, also calculated as set forth above.
6.	Annual Bonus. Employee is eligible to receive an annual bonus, subject to approval of the Board of Directors or relevant Board Committee, ranging from 0% to 120% of earned base salary based on performance metrics and goals as determined by Employer. The Employee is considered to have a ‘Target Bonus’ of 60% of base salary for the purposes of calculating ‘Termination Pay’, severance, total cash compensation, etc. During 2008, company will guarantee the “Target Bonus” of 60% of earned Base Salary adjusted proportionally for the amount of time employed during the year.
7.	Severance. Employee will be entitled to a Severance payment equal to one (1) times his/her Base Salary plus Target Bonus upon termination as defined in Section 4.3(c) and payable to the employee as defined in Sections 4.4 through 4.6 of the Agreement.
8.	Termination Payment. In case of a Change of Control resulting in the termination of Employee as outlined in Section 4.3(c) and as defined in this Agreement, Employee will be entitled to a Severance payment equal to one (1) times his/her Base Salary plus Target Bonus at the time of termination. This payment is inclusive of any other severance payments made to Employee, the total of which may not exceed the maximum of any such payment.
9.	Payment of Accrued Obligations in Case of Death. Section 4.3(b) of the Agreement shall be amended by the addition of the following at the end of such provision: “The Employer shall pay the sum of the Accrued Obligations to the Parke H. Hess, Jr. Revocable Living Trust. Upon the death of Parke H. Hess, Jr., the trustee of the Parke H. Hess, Jr. Revocable Living Trust shall be Vicky A. Hess.”
10.	Equity Grant. Employee will be eligible to participate in the company’s Stock Option Plan and will receive a stock option grant, valid for 10 years, to purchase 300,000 shares of Applied Digital Solutions, Inc. stock with a strike price equal to the market value of the stock as of the close of the trading day immediately preceding the Employee’s first date of employment. The option will vest ratably, 20% per year, over the next five years. Other terms of such option are set forth in the plan.
The CEO will review Employee’s performance on at least an annual basis and based upon such review will consider making the Employee additional stock option grants, which, if granted, will have a strike price equal to the market value of the stock as of the close of the date such option is approved by the Board. In the event that stock options may not be available or advisable for issuance as contemplated by this provision, Employer may grant instead restricted stock, stock appreciation rights, or other forms of equity incentive compensation as agreed to by the Employee and Company and having the economically equivalent value to the grant of options as contemplated herein.

All options held by Employee shall become fully vested and exercisable upon any termination of employment described in Sections 4.3(b) and (c) of the Agreement which occurs at least six months after the Effective Date, and shall remain exercisable for a period of three years following any such termination (subject to earlier expiration of the original option term). All options will become vested and exercisable upon a Change of Control. Upon any termination of employment described in Section 4.3(a) of the Agreement, and upon any termination of employment within six months following the Effective Date, all unvested options shall terminate and all vested options shall remain exercisable for a period of 90 days and thereafter terminate.
11.	Non-Compete Exclusion. The non-competition provisions of this Agreement, Section 5.2, shall include Employee’s activities in all areas, technologies, product lines and market segments in which the Employer is involved at the time this agreement is terminated.
Non-Compete Period. The non-competition provisions of this Agreement, Section 5.2, shall specifically prohibit Employee’s activities from the Effective Date through that date one year from the date this agreement is terminated.
12.	Vacation. Employee shall be entitled to four (4) weeks of vacation per calendar year in accordance with Section 3.5 of the Agreement.
13.	Notices. Any notices to be given to Employee as set forth in Section 8.4 of the Agreement shall be to the address and facsimile number set forth in Section 8.4 of the Agreement.

Initials:	/s/ PHH Employee
/s/ JG Employer